Exhibit 10.41

Amendment to the Joint Venture Agreement

Between:

(1)	SHURGARD SELF STORAGE SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels (registration number 587.679),

Represented for the purposes of this Agreement by (i) SSC Benelux Inc., represented by David K. Grant, or (ii) European Self Storage SA, represented by Patrick Metdepenninghen,

Hereinafter referred to as “Shurgard”;

And:

(2)	Crescent Euro Self Storage Investments SARL, a company in formation, to be organised and to exist under the laws of Luxembourg, which will have its registered office at 398, route d’Esch, L-1471 Luxembourg and which will be registered with the Commercial Register of Luxembourg, represented for the purposes of this Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

Hereinafter referred to as “Luxco”.

Individually referred to as a “Party”, or collectively as the “Parties”.

Whereas:

(A)	Pursuant to Clause 10.5.4 of the joint venture agreement dated 20 December 2002 (the “Joint Venture Agreement”) between Shurgard and Luxco, Shurgard and Luxco undertook to (i) execute or cause a company nominated by it to execute and cause a bank of first standing to be selected by Shurgard and Luxco to execute, respectively, a Shurgard Break-Up Fee Escrow Agreement and the Luxco Break-Up Fee Escrow Agreement, and (ii) pay or cause a company nominated by it to pay EUR 3,500,000 into the escrow account opened in accordance with the Shurgard Break-Up Fee Escrow Agreement and the Luxco Break-Up Fee Escrow Agreement respectively (the “Escrow Accounts”), at the latest 5 Business Days after the signing of the Joint Venture Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

1	Definitions

Unless otherwise defined herein, any word in this Agreement starting with a capital letter is a defined term and should have the same meaning as in the Joint Venture Agreement.

2	Amendment

The Parties recognise and accept that, due to technical reasons, (i) neither the Shurgard Break-Up Fee Escrow Agreement nor the Luxco Break-Up Escrow Agreement can be signed and executed, and (ii) the requisite amounts cannot be paid into the Escrow Accounts, within 5 Business Days after the signing of the Joint Venture Agreement as provided in Clause 10.5.4 of the Joint Venture Agreement.

Therefore, the Parties agree that (i) The Shurgard Break-Up Fee Escrow Agreement and the Luxco Break-Up Fee Escrow Agreement shall be signed and executed and (ii) the requisite amounts shall be paid into the Escrow Accounts, as soon as possible and at the latest on or by 14 January 2003.

This Amendment shall not affect any other provision of the Joint Venture Agreement and all respective rights and obligations of the Parties under the Joint Venture Agreement remain fully intact, valid and enforceable.

3	Governing law and arbitration

This Amendment shall be governed by and construed in accordance with Belgian law. All disputes arising out of or in connection with this Amendment and which the Parties are unable to settle amicably shall be finally settled by arbitration as set out in Clause 17.10 of the Joint Venture Agreement.

[NEXT PAGE IS SIGNATORY PAGE]

Made in Brussels on 3 January 2003, in two originals. Each Party acknowledges receipt of its own original.

SHURGARD SELF STORAGE SCA:

/s/
Name:	European Self Storage SA
Title:	Executive General Manager
Represented by:
Name:	Patrick Metdepenninghen
Title:	Directors

CRESCENT EURO SELF STORAGE INVESTMENTS SARL:

/s/
Name:	Henry A. Thompson